FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS THIRD QUARTER RESULTS

NAPLES, FL. October 29, 2008 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs and Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss for the three months ended September 30, 2008 of $2.2 million compared to net income of $494 thousand for the third quarter of 2007. On a per share basis, the net loss was $0.15 for the 2008 quarter, compared to net income of $0.04 for the comparable 2007 quarter.

TIB Financial also reported total assets of $1.56 billion as of September 30, 2008, representing 8% asset growth from December 31, 2007. Total loans increased $97.8 million, or 9%, to $1.23 billion compared to $1.13 billion at December 31, 2007. Total deposits of $1.11 billion as of September 30, 2008 increased $63.2 million, or 6%, from December 31, 2007.

“We continue to aggressively address the challenges presented by the current economic and operating environment. The holding company, TIB Bank and The Bank of Venice remain highly competitive, financially sound and well capitalized for regulatory purposes. While our progress and development are less visible this quarter and may appear uneven, we continue to focus on new business initiatives, improvement of operating performance and resolution of nonperforming assets” said Tom Longe, Chairman and CEO. Significant developments are outlined below.

•
Our expanded complement of commercial and residential mortgage loan officers increased loan production with commercial real estate loans increasing $20.0 million and residential mortgages increasing $17.4 million during the quarter.

•
Under challenging and declining investment markets, Naples Capital Advisors established new investment management accounts with an aggregate value of $7 million, however due to the drop in the U.S. and global stock markets, the market value of assets under management by the firm dropped to $91 million as of quarter end.

•	The private banking group contributed $6.7 million in net new relationship-based deposits and a $1.1 million net increase in loans during the quarter.
•
Our indirect auto loan portfolio declined $7.6 million during the quarter to $91.6 million, or 7% of total loans. Non-performing loans in this business segment remained relatively flat at $1.3 million in comparison to $1.2 million at June 30, 2008 and were significantly lower than the $3.7 million at March 31, 2008. The ongoing restructuring of the auto finance operations has resulted in significant resolution of non-performing loans and disposition of repossessed vehicles. Charge-offs during the quarter declined 31% to $2.7 million, compared to $4.0 million in the second quarter, and repossessed vehicles declined to $635,000 from $2.7 million at the beginning of the quarter.

•
Nonaccrual loans increased during the quarter by $4.4 million, comprised principally of two separate commercial real estate loan relationships of $2.3 million each. Non-performing loans of $27.0 million have remained relatively flat since the first quarter of the year. We continue to aggressively pursue resolution of these loans.

•
The net interest margin declined to 3.18% during the quarter in comparison to the 3.25% in the second quarter due to the higher level of nonaccrual loans which reduced the margin by 4 basis points, the seasonal outflow of lower cost transaction accounts and significantly elevated deposit pricing competition. The intense demand for liquidity and the high level of uncertainty in the global financial system continued to adversely impact our cost of funding.

 In response to the continuation of overall growth of the loan portfolios, further contraction of economic activity in local markets and net charge–offs resulting primarily from the indirect loan portfolio, the third quarter results include a provision for loan losses of $4.8 million. The provision reflects net charge-offs of $3.4 million and an increase in the reserve for loan losses of $1.4 million, to $18.0 million, or 1.47% of loans at September 30, 2008.

TIB Financial’s results of operations during 2008 include the operations of The Bank of Venice and Naples Capital Advisors subsequent to their acquisitions on April 30, 2007 and January 2, 2008, respectively.

Detailed Financial Discussion
The net loss for the third quarter of 2008 compared to net income during the third quarter of 2007 was due to the increased provision for loan losses, higher non-interest expenses, a lower net interest margin and lower non-interest income.

Our increased provision for loan losses reflects net charge-offs of $3.4 million. As uncertainty and turmoil in the U.S. and global financial markets continues to intensify along with our perception of market risk, we again elevated certain quantitative and qualitative factors used in estimating our allowance for loan losses. Net charge-offs are comprised principally of $2.7 million of indirect auto loans. As of September 30, 2008, non-performing loans were $27.0 million or 2.2% of loans, an increase from the $22.6 million and 1.9% of loans as of June 30, 2008, but relatively unchanged from the $26.9 million at the end of the first quarter.

The allowance for loan losses increased to $18.0 million, comprising 1.47% of total loans, resulting from our provision for loan losses exceeding net charge-offs for the period by 42%. Net charge-offs during the quarter declined to 1.10% of average loans on an annualized basis compared to 1.70% for the prior quarter, due primarily to the accelerated resolution of non-performing indirect auto loans in the prior quarter.

The tax equivalent net interest margin of 3.18% for the three months ended September 30, 2008 decreased in comparison with the 3.25% net interest margin reported during the second quarter of 2008. The impact of the current economic environment on our customers has exacerbated the seasonal decline in transaction accounts in our markets and necessitated a heavier reliance upon wholesale funding sources during the quarter. Additionally, increased stress in the U.S. and world financial markets resulted in significantly higher costs for both local market and wholesale funding. We continue to experience intense demand for liquidity in our local markets which is reflected in elevated deposit pricing, particularly for certificates of deposit.

Non-interest income was $1.4 million in the third quarter compared to $2.1 million in the third quarter last year. The decrease is due primarily to a $702,000 gain from the sale of a bank building recorded during the third quarter of 2007. Higher deposit service charges offset lower fees due to lower sales of residential loans in the secondary market. A greater proportion of our residential mortgage loan production was retained in our portfolio. Naples Capital Advisors generated $153,000 of investment advisory fees during the period, up 13% over the prior quarter.

During the third quarter of 2008, non-interest expense rose 16% to $12.0 million compared to $10.4 million for the third quarter of 2007. The increase reflects approximately $250,000 attributable to the operations of Naples Capital Advisors, Inc., $390,000 in expenses and write-downs related to other real estate owned, $367,000 in increased legal and professional fees, $176,000 in increased collections costs incurred in connection with our indirect lending operation and its restructuring, $149,000 in severance costs associated with the elimination of certain employee positions, $138,000 in expense associated with the termination of a contract and $139,000 in increased occupancy costs due to vacating a leased facility as part of our ongoing emphasis on cost containment.

 During the third quarter of 2008, the Board of Directors of TIB Financial Corp. declared a 1% stock dividend which was distributed on October 10, 2008 to all TIB Financial Corp. common shareholders of record as of September 30, 2008.  We believe this second consecutive stock dividend in lieu of our historical cash dividend is a prudent measure to help sustain our strong capital position and improve future shareholder value. The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

In August 2007, the Board authorized the repurchase of up to 400,000 shares of the Company's outstanding common stock. The Company did not repurchase any shares during either the first three quarters of 2008 or the third quarter of 2007. Consistent with our focus on maintaining our strong capital position, on October 28, 2008, the Board terminated its authorization for the repurchase of common stock.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.6 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $91 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com,  www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
Interest and dividend income	$22,242	$21,777	$22,922	$23,863	$23,549
Interest expense	10,566	10,368	12,066	12,513	12,263
NET INTEREST INCOME	11,676	11,409	10,856	11,350	11,286

Provision for loan losses	4,768	5,716	2,654	6,168	2,385

NON-INTEREST INCOME:
Service charges on deposit accounts	747	719	722	731	661
Fees on mortgage loans sold	176	213	232	220	287
Investment securities gain (loss), net	(126)	(1,912)	910	(5,660)	-
Investment advisory fees	153	136	125	-	-
Other income	497	475	472	439	1,195
Total non-interest income	1,447	(369)	2,461	(4,270)	2,143

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,045	6,358	6,053	5,729	5,619
Net occupancy expense	2,171	2,186	2,014	2,052	2,041
Other expense	3,770	3,320	4,959	3,614	2,702
Total non-interest expense	11,986	11,864	13,026	11,395	10,362

Income (loss) before income taxes	(3,631)	(6,540)	(2,363)	(10,483)	682
Income tax expense (benefit)	(1,435)	(2,506)	(918)	(3,985)	188
NET INCOME (LOSS)	$(2,196)	$(4,034)	$(1,445)	$(6,498)	$494

BASIC EARNINGS (LOSS) PER SHARE:	$(0.15)	$(0.28)	$(0.11)	$(0.50)	$0.04

DILUTED EARNINGS (LOSS) PER SHARE:	$(0.15)	$(0.28)	$(0.11)	$(0.50)	$0.04

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	September 30, 2008		June 30, 2008		March 31, 2008		December 31, 2007		September 30, 2007
Real estate mortgage loans:
Commercial	$666,263		$646,223		$624,557		$612,084		$604,286
Residential	191,132		173,729		128,191		112,138		110,055
Farmland	13,541		13,655		11,284		11,361		10,245
Construction and vacant land	155,465		156,706		159,377		168,595		150,808
Commercial and agricultural loans	65,987		67,234		70,170		72,076		70,847
Indirect auto dealer loans	91,639		99,208		112,163		117,439		127,219
Home equity loans	30,141		27,535		22,619		21,820		18,425
Other consumer loans	11,291		12,597		10,121		12,154		12,080
Total loans	$1,225,459		$1,196,887		$1,138,482		$1,127,667		$1,103,965

Gross loans	$1,227,181		$1,198,526		$1,139,993		$1,129,156		$1,105,597

Net loan charge-offs	$3,360		$4,945		$1,771		$2,808		$721
Allowance for loan losses	$18,035		$16,627		$15,856		$14,973		$11,613
Allowance for loan losses/total loans	1.47%		1.39%		1.39%		1.32%		1.05%
Non-performing loans	$26,985		$22,601		$26,870		$16,086		$16,565
Allowance for loan losses/non-performing loans	67%		74%		59%		93%		70%
Non performing loans/gross loans	2.20%		1.89%		2.36%		1.42%		1.50%
Annualized net charge-offs/average loans	1.10%		1.70%		0.63%		1.00%		0.26%

Total interest-earning assets	$1,466,454		$1,474,946		$1,410,981		$1,345,795		$1,305,795
Other real estate owned	$4,648		$5,037		$4,495		$1,846		$186
Other repossessed assets	$635		$2,706		$1,964		$3,136		$2,773
Goodwill and intangibles, net of accumulated amortization	$8,305		$8,463		$8,594		$7,458		$7,448

Interest-bearing deposits:
NOW accounts	$148,362		$185,770		$180,610		$161,878		$136,892
Money market	130,910		162,943		180,207		176,900		185,789
Savings deposits	48,505		51,864		51,860		55,045		55,675
Time deposits	649,902		579,403		544,428		512,754		484,600
Non-interest bearing deposits	135,518		158,210		163,846		143,381		156,461
Total deposits	$1,113,197		$1,138,190		$1,120,951		$1,049,958		$1,019,417

Tax equivalent net interest margin	3.18%		3.25%		3.13%		3.44%		3.52%
Return (loss) on average assets	(0.56	) %	(1.07	) %	(0.39	) %	(1.83	) %	0.14%
Return (loss) on average equity	(8.77	) %	(15.77	) %	(5.83	) %	(26.17	) %	1.93%
Non-interest expense/tax equivalent net interest income and non-interest income	91.08%		107.05%		97.46%		159.06%		76.69%

Average diluted shares (basic for the quarters ended September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007)	14,210,210		14,200,883		13,281,444		13,009,329		13,161,546
End of quarter shares outstanding	14,310,506		14,310,506		14,284,408		13,040,103		13,090,755
Total equity	$97,680		$99,149		$103,443		$96,240		$100,651
Book value per common share	$6.83		$6.93		$7.24		$7.38		$7.69
Total assets	$1,563,466		$1,578,821		$1,512,637		$1,444,739		$1,395,547

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended September 30, 2008			Quarter Ended September 30, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,210,300	$19,718	6.48%	$1,095,786	$21,175	7.67%
Investments	188,814	2,194	4.62%	150,353	2,003	5.29%
Interest bearing deposits	1,151	7	2.27%	251	3	4.74%
Federal Home Loan Bank stock	10,863	78	2.87%	8,651	131	6.01%
Fed funds sold and securities purchased under agreements to resell	55,680	282	2.01%	24,466	319	5.17%
Total interest earning assets	1,466,808	22,279	6.04%	1,279,507	23,631	7.33%
Non-interest earning assets	94,360			90,038
Total assets	$1,561,168			$1,369,545

Interest bearing liabilities:
NOW	$178,698	$712	1.59%	$151,286	$1,290	3.38%
Money market	143,737	753	2.08%	199,013	2,136	4.26%
Savings	48,850	125	1.02%	57,724	275	1.89%
Time	603,353	6,197	4.09%	457,097	5,700	4.95%
Total interest-bearing deposits	974,638	7,787	3.18%	865,120	9,401	4.31%
Short-term borrowings and FHLB advances	260,207	1,958	2.99%	183,382	2,135	4.62%
Long-term borrowings	63,000	821	5.18%	37,129	727	7.77%
Total interest bearing liabilities	1,297,845	10,566	3.24%	1,085,631	12,263	4.48%

Non-interest bearing deposits	142,839			163,505
Other liabilities	20,819			19,120
Shareholders’ equity	99,665			101,289
Total liabilities and shareholders’ equity	$1,561,168			$1,369,545

Net interest income and spread		$11,713	2.80%		$11,368	2.85%

Net interest margin			3.18%			3.52%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,172,173	$59,148	6.74%	$1,080,188	$63,532	7.86%
Investments	174,337	6,209	4.76%	141,958	5,489	5.17%
Interest bearing deposits	2,478	50	2.71%	393	15	5.10%
Federal Home Loan Bank stock	9,370	330	4.71%	8,220	367	5.97%
Fed funds sold and securities purchased under agreements to resell	69,795	1,338	2.56%	43,892	1,724	5.25%
Total interest earning assets	1,428,153	67,075	6.27%	1,274,651	71,127	7.46%
Non-interest earning assets	95,131			86,961
Total assets	$1,523,284			$1,361,612

Interest bearing liabilities:
NOW	$183,947	$2,601	1.89%	$153,503	$3,870	3.37%
Money market	164,444	3,128	2.54%	190,660	6,018	4.22%
Savings	50,232	436	1.16%	55,145	688	1.67%
Time	559,959	18,629	4.44%	481,933	17,968	4.98%
Total interest-bearing deposits	958,582	24,794	3.45%	881,241	28,544	4.33%
Short-term borrowings and FHLB advances	229,503	5,661	3.29%	163,582	5,579	4.56%
Long-term borrowings	63,000	2,545	5.40%	34,406	2,085	8.10%
Total interest bearing liabilities	1,251,085	33,000	3.52%	1,079,229	36,208	4.49%

Non-interest bearing deposits	151,566			167,642
Other liabilities	19,930			19,472
Shareholders’ equity	100,703			95,269
Total liabilities and shareholders’ equity	$1,523,284			$1,361,612

Net interest income and spread		$34,075	2.75%		$34,919	2.97%

Net interest margin			3.19%			3.66%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Nonaccrual loans are as follows:

	As of September 30, 2008		As of June 30, 2008
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	24	$4,639	27	$5,207
Commercial and agricultural	1	236	3	331
Commercial real estate	11	6,822	5	1,532
Commercial land development	3	13,616	4	13,954
Government guaranteed loans	2	349	1	343
Indirect auto-dealer, auto and consumer loans	108	1,323	95	1,234
Total		$26,985		$22,601

Impaired loans are as follows:

	September 30, 2008	June 30, 2008
Loans with no allocated allowance for loan losses	$7,889	$5,958
Loans with allocated allowance for loan losses	27,416	18,107
Total	$35,305	$24,065

Amount of the allowance for loan losses allocated	$3,820	$2,258

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at June 30, 2008	$21,367
Loans returned to accrual	(201)
Net principal paid down on nonaccrual loans	(490)
Charge-offs	(629)
Loans foreclosed	(377)
Loans placed on nonaccrual	5,992
Nonaccrual loans at September 30, 2008	$25,662

OREO Activity

OREO as of June 30, 2008	$5,037
Real estate foreclosed	377
Other increases	-
Write-down of value	(326)
Property sold	(440)
OREO as of September 30, 2008	$4,648